Exhibit 99.1

Allied Nevada Reports Preliminary Second Quarter 2011 Operating Results With

Production of 22,783 Ounces of Gold and 93,221 Ounces of Silver

Average Total Cash Cost1 of Approximately $465 Per Ounce for the Second Quarter

Q2 2011 Earnings Release Date and Conference Call Details

July 27, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce preliminary operating results for the second quarter of 2011 for its wholly owned Hycroft mine, located near Winnemucca, Nevada. The mine produced 22,783 ounces of gold and 93,221 ounces of silver in the second quarter of 2011. Second quarter 2011 gold sales were as expected with 20,293 ounces while silver sales of 85,092 ounces at a total cash cost1 of approximately $465 per ounce. Gold production was as expected, while silver production exceeded expectations due to higher than planned grades mined.

As previously announced, production is expected to strengthen in the second half of 2011 as the effect of the increased mining rate and additional solution treatment capacity through the Merrill Crowe plant are expected to improve metal output. The mine reported no significant safety or environmental incidents in the second quarter of 2011.

Implementation of the accelerated heap leach mining expansion plan is progressing well. Expansion of the Merrill-Crowe plant to increase solution processing capacity from 3,500 gpm to 5,000 gpm is expected to be completed and operating imminently. Construction of the new truck shop capable of servicing the larger mining equipment is on track to be completed by the end of 2011. To date, five of the 320-ton trucks and two hydraulic shovels are operating as part of the accelerated heap leach mining expansion.

The Company reiterates its full-year 2011 production guidance of 115,000 - 125,000 ounces of gold at a total cash cost of $450-$4901 per ounce.

Q2 2011 Conference Call Details

Allied Nevada expects to issue full operating and financial results for the second quarter of 2011 on August 4, 2011 after market close. Management will host a conference call to discuss second quarter results on August 5, 2011, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4861

Outside of Canada & US – 1-416-644-3416

Replay (available until August 19, 2010):

Access code: 4461511#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

[1]

Allied Nevada uses the non-GAAP financial measure “total cash cost” which is a calculated on a per ounce of gold sold basis, in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation: expectations regarding potential expansion, growth opportunities and potential discoveries at Hycroft and the benefits therefrom; expectations regarding the amount of future gold and silver production and sales and costs associated with the Hycroft mine; expectations regarding anticipated operating costs; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Total cash cost is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Total cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.A reconciliation from the non-GAAP measure to the most directly comparable measure in accordance with GAAP will be provided in the Company’s MD&A.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com